Exhibit 99.1

AVAGO TECHNOLOGIES FINANCE PTE. LTD

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA - UNAUDITED

(IN MILLIONS)

	Quarter ended			Three quarters ended
	August 1, 2010	May 2, 2010	August 2, 2009	August 1, 2010	August 2, 2009
Net income (loss)	$123	$90	$2	$251	$(23)
Interest expense	8	8	20	27	58
Provision for income taxes	4	9	6	17	9
Depreciation and amortization expense	40	40	40	119	120

EBITDA	175	147	68	414	164
Restructuring and other unusual charges	2	1	16	4	38
Share-based compensation	7	6	3	18	7
Loss(gain) on extinguishment of debt	—	—	—	24	(1)

Adjusted EBITDA	$184	$154	$87	$460	$208

EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior subordinated notes indenture as well as under our senior secured credit facility. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described above. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures used by other companies.